Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

Drew Industries Announces Promotions to President,
Chief Financial Officer and Corporate Controller

White Plains, New York - May 29, 2008 - Drew Industries (NYSE: DW) announced today that, in accordance with its executive succession plan, Leigh J. Abrams, President and Chief Executive Officer of Drew since 1979, will continue as CEO and a Director of Drew while Fredric M. Zinn will succeed to the office of President. In addition to his promotion to President, Zinn was also elected as a member of the Board of Directors. Zinn has been Drew’s Chief Financial Officer since 1986, and Executive Vice President since 2001.

Zinn’s appointments to President and Director were announced today following the Company’s annual meeting of its Board of Directors. Drew also announced the promotion of Joseph S. Giordano III, formerly Corporate Controller and Treasurer, to the position of Chief Financial Officer and Treasurer, and the promotion of Christopher L. Smith, formerly Assistant Controller, to the position of Corporate Controller.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, and axles. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 31 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

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